AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT

THIS AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT is dated November 30, 2010 (“Effective Date”), by and between ADDVANTAGE TECHNOLOGIES GROUP, INC., an Oklahoma corporation (“Borrower”) and BANK OF OKLAHOMA, N.A. (“Lender”).

RECITALS

A.           Reference is made to the Revolving Credit and Term Loan Agreement between Borrower and Lender dated September 30, 2004, amended September 30, 2005, September 30, 2006, November 20, 2006 and November 30, 2007 (as amended, the “2004 Credit Agreement”), pursuant to which exists a $7,000,000 Revolving Line (“Line”), a $16,300,000 Term Loan, and a $2,760,000 Term Loan, and pursuant to which other instruments, documents and agreements have been executed including without limitation the following: $7,000,000 Promissory Note dated November 27, 2007 (“Existing Line Note”); $16,300,000 Promissory Note (“16,300,000 Note”) dated November 27, 2007, with an outstanding principal balance as of the Effective Date equal to $11,410,000; $2,760,000 Promissory Note (“2,760,000 Note”)  dated November 20, 2006, with an outstanding principal balance as of the Effective Date equal to $2,023,968; Existing Security Agreements; Existing Guaranty Agreements; Mortgage; Assignment of Life Insurances; and other Loan Documents defined in the 2004 Credit Agreement.

B.           Borrower has requested that Lender extend the Line and the maturity date of the $7,000,000 Revolving Line to November 30, 2011, and Lender is willing to accommodate such request pursuant to the terms and conditions set forth in this Agreement.

C.           Borrower and Lender hereby intend to restate and replace the 2004 Credit Agreement by the execution of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Borrower and Lender do hereby agree as follows:

1. CONSTRUCTION AND DEFINITION OF TERMS

All terms used herein without definition which are defined by the Oklahoma Uniform Commercial Code shall have the meanings assigned to them by the Oklahoma Uniform Commercial Code, as in effect on the date hereof, unless and to the extent varied by this Agreement. All accounting terms used herein without definition shall have the meanings assigned to them as determined by generally accepted accounting principles. Whenever the phrase “satisfactory to Lender” is used in this Agreement, such phrase shall mean “satisfactory to Lender in its sole discretion.” The use of any gender or the neuter herein shall also refer to the other gender or the neuter and the use of the plural shall also refer to the singular, and vice versa. In addition to the terms defined elsewhere in this Agreement, unless the context otherwise requires, when used herein, the following terms shall have the following meanings:

1.1. "Affiliate" means any Person: (i) which directly or indirectly controls, or is controlled by, or is under common control with, Borrower; (ii) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of either Borrower; or (iii) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by either Borrower.  The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

1.2. "Agreement" means this Revolving Credit and Term Loan Agreement, as amended, supplemented, or modified from time to time.

1.3. “Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of the Lender.

1.4. “Borrower’s Authority Documents” shall mean the following:  (i) a Certificate of Good Standing from Borrower’s state of incorporation and such other states in which Borrower does business and is required to domesticate or otherwise register; (ii) a certified copy of Borrower’s certificate of incorporation (iii) a copy of Borrower’s bylaws and (iv) a certificate of the secretary of Borrower, in form and content satisfactory to Lender, certifying resolutions authorizing Borrower to enter into the Loan.

1.5. "Borrowing Base" means, at any date of determination thereof, the sum of (i) eighty percent (80%) of Borrower's Qualified Receivables at such date, plus (ii) fifty percent (50%) of Borrower's Qualified Inventory, less (a) the outstanding principal balance of the $16,300,000 Term Note, and (b) the Exposure (as defined in the Credit Support Annex Paragraph 12 of the ISDA), to the extent that it exceeds $900,000.

1.6. "Borrowing Base Certificate" means each certificate from Borrower to Lender relating to the Borrowing Base, substantially in the form of Schedule "1.6" hereto.

1.7. "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks in Oklahoma are authorized or required to close under the laws of the State of Oklahoma.

1.8. “Business Premises” means Borrower’s principal place of business, located at 1221 East Houston Street, Broken Arrow, Oklahoma 74012.

1.9. "Capital Lease" means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

1.10. “Closing” shall mean the date on which this Agreement is executed.

1.11. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

1.12. "Collateral" means all property in which Lender is intended to have a security interest, as described in Section 3.

1.13. "Commitment" means the Lender's obligation to make loans to the Borrower pursuant to this Agreement.

1.14. "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

1.15. "Debt" means, including but not limited to:  (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the deferred purchase price of property or services (including trade obligations); (iv) obligations under letters of credit; (v) obligations under acceptance facilities; (vi) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to assure a creditor against loss; (vii) obligations secured by any Liens, whether or not the obligations have been assumed; and (viii) any other items which would properly be included in the liability section of a balance sheet or in a footnote to a financial statement in accordance with GAAP, and shall also include all contingent liabilities.

1.16. "EBITDA" shall mean net income plus (i) interest expense, (ii) depreciation, depletion, obsolescence and amortization of property (iii) cash interest on capitalized lease, (iv) tax expense, and (v) certain non-recurring charges or extraordinary items included and approved by Lender in its sole discretion, all determined in accordance with GAAP, for a particular Reporting Period.

1.17. “Environmental Audit” means an audit performed by an inspecting entity or person reasonably acceptable to Borrower and Lender verifying that no hazardous wastes, toxic substances, asbestos insulation and/or UREA formaldehyde insulation (as those terms are then defined by any Governmental Authority) has been or are presently stored, treated, disposed of or incorporated into, on or around the Mortgaged Property, and no underground tanks exist on the Mortgaged Property.  Borrower shall pay all costs and expenses relating to the Environmental Audit.  Any exceptions, conditions or disclaimers set forth in the Environmental Audit must be reasonably acceptable to Lender.

1.18. “Environmental Law” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any material into the environment, including those related to hazardous substances or wastes, air emissions an discharges to waste or public systems.

1.19. “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any hazardous materials into the environment, or (e) any contract , agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

1.20. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

1.21. “Existing Collateral Documents” means the Collateral Documents executed pursuant to the 2004 Credit Agreement, including without limitation the Mortgage, Existing Security Agreements and Existing Guaranty Agreements.

1.22. “Existing Guaranty Agreements” means the Guaranty Agreements executed pursuant to the 2004 Credit Agreement, including the Guaranty Agreements executed by ATGM, ATGN, ATGT, NCSI, TC, TA AND TP, as defined in Section 1.30.

1.23. “Existing Loan Documents” means the 2004 Credit Agreement and any instruments, documents and agreements executed in connection therewith, including without limitation the Existing Collateral Documents and the Existing Guaranty Agreements.

1.24. “Existing Security Agreements” means the Security Agreements executed pursuant to the 2004 Credit Agreement, including the Security Agreements executed by Borrower, ATGM, ATGN, ATGT, NCSI, TC, and TA.

1.25. “Fixed Charge Coverage Ratio” means the ratio of (i) Net Cash Flow for the Reporting Period, to (ii) Total Debt Service for the same Reporting Period.

1.26. “Fixed Charge Coverage Ratio Determination Date” means the end of each fiscal quarter, commencing with the Reporting Period ending December 31, 2010.

1.27. “Funded Debt”  means all outstanding Debt of the Borrower and its Subsidiaries.

1.28.  “GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

1.29. “Guarantor Authority Documents” means, as to each Guarantor, the following:  (i) a Certificate of Good Standing from Guarantor’s state of organization and such other states in which Guarantor does business and is required to domesticate or otherwise register; (ii) a certified copy of Guarantor’s certificate of incorporation (iii) a copy of Guarantor’s bylaws and (iv) a certificate of the secretary of Guarantor, in form and content satisfactory to Lender, certifying resolutions authorizing Guarantor to enter into the Loan, in form and content satisfactory to Lender.

1.30.  "Guarantor" means, separately and collectively, (i) ADDVANTAGE TECHNOLOGIES GROUP OF MISSOURI, INC., a Missouri corporation (“ATGM”); (ii) ADDVANTAGE TECHNOLOGIES GROUP OF NEBRASKA, INC., a Nebraska corporation (“ATGN”); (iii) ADDVANTAGE TECHNOLOGIES GROUP OF TEXAS, INC., a Texas corporation (“ATGT”); (iv) NCS INDUSTRIES, INC., a Pennsylvania corporation (“NCS”); (v) TULSAT CORPORATION, an Oklahoma corporation (“TC”); (vi) TULSAT-ATLANTA, L.L.C., an Oklahoma limited liability company (“TA”); (vii) TULSAT-PENNSYLVANIA, L.L.C., a Pennsylvania limited liability company (“TP’);  (VIII) JONES BROADBAND INTERNATIONAL, a California corporation (“JBI”); and (IX) BROADBAND REMARKETING INTERNATIONAL, LLC,  an Oklahoma limited liability company (“BRI”).

1.31.  “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos, or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental law.

1.32. “Initial Default” means the occurrence of any event described in Section 9.

1.33. “Insurance Certificate” means a certificate or certificates evidencing that policies of insurance, with insurance companies satisfactory to Lender, in such amounts and against such risks as shall be required by Lender, as set forth herein, have been obtained by Borrower and are in full force and effect, and that Lender is listed as an additional insured or loss payee thereon.

1.34. "Letter of Credit" means any letter of credit issued pursuant to Section 2.2.

1.35. "Letter of Credit Fee" means a fee of two and seventy-five one hundredths  percent (2.75%) per annum on the face amount of any Letter of Credit issued or renewed after the date hereof, payable quarterly in arrears and upon the termination date thereof.

1.36. “Letter of Credit Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount under the Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

1.37. “Leverage Ratio” means the ratio of (i) Funded Debt for the Reporting Period, to (ii) EBITDA for the same Reporting Period.

1.38. “Leverage Ratio Determination Date” means the end of each fiscal quarter, commencing with the Reporting Period ending December 31, 2010.

1.39. "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing.)

1.40. “LIBOR Rate” means a fluctuating interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) as in effect from time to time, which interest rate per annum shall at all times be equal to the thirty (30) day London Interbank Offered Rate per annum set forth on page 72 of the Knight-Ridder Money Center (Bridge Composite Rating) service (“Issuer”) for said interest period.  The initial LIBOR Rate shall be that which is in effect as of the date hereof, and shall thereafter be adjusted on each change thereof as published by Issuer, without notice to Maker.  In the event such information is no longer available from the Issuer, Lender shall utilize another source which in its sole opinion provides such information.

1.41. "Loan" means advances under the $7,000,000 Revolving Line, the $16,300,000 Term Loan and/or the $2,760,000 Term Loan.

1.42. "Loan Documents" shall mean any and all agreements, contracts, promissory notes, security agreements, assignments, subordination agreements, pledge or hypothecation agreements, mortgages, deeds of trust, leases, guaranties, instruments, letters of credit, letter of credit agreements and documents now and hereafter existing between Lender and Borrower, executed and/or delivered pursuant to the 2004 Credit Agreement and/or this Agreement or otherwise or guaranteeing, securing or in any other manner relating to any of the Obligations, including, without limitation, the instruments and documents referred to in Section 3 hereof, together with any other instrument or document executed by Borrower, Lender or any other Loan Party in connection with the Loans.

1.43. “Loan Party” means each Person (other than Lender) executing a Loan Document.

1.44. “Loan Parties” means, collectively, Borrower and each Person (other than Lender) executing a Loan Document.

1.45. “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of a Loan Party or any Loan Party and its subsidiaries; (b) a material impairment of the ability of any Loan Party to perform its obligations under an Loan document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

1.46. “Matured Default” means the occurrence of an Initial Default and the passage on the applicable Notice and Cure Period.

1.47. “Mortgage” means the Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement dated November 20, 2006, executed by Borrower in favor of Lender, recorded in the office of the Tulsa County Clerk, State of Oklahoma on December 7, 2006, as Document # 2006139450, affecting the property described therein, and securing payment of the $2,760,000 Promissory Note dated November 20, 2006, maturing November 20, 2021.

1.48. "Multiemployer Plan" means a Plan described in Section 4001(a) (3) of ERISA.

1.49. “Net Cash Flow” means EBITDA less the sum of cash taxes, maintenance capital expenditures (for purposes of this definition shall mean fifteen percent (15%) of total depreciation as permitted by GAAP), dividends and changes in treasury stock.

1.50. “Note” or "Notes" means, separately and collectively, (A) the $7,000,000 Promissory Note payable by Borrower to Lender ($7,000,000 Line Note”), in form and content as set forth on Schedule "1.50" attached hereto; (B) the $16,300,000 Term Note ; and (C) the $2,760,000 Term Note, together with extensions, renewals, modifications and changes in form thereto.

1.51. “Notice and Cure Period” means a period of time commencing from the date upon which Lender notifies Borrower of the occurrence of an Initial Default and the curative time during which Borrower must cure such Initial Default, which (i) for monetary Initial Defaults (which shall not apply to payments under the Note or Notes) shall be ten (10) days, and (ii) for non-monetary Initial Defaults shall be thirty (30) days.

1.52. "Obligations" shall include the full and punctual observance and performance of all present and future duties, covenants and responsibilities due to Lender by Borrower under this Agreement, the Note, the Loan Documents and otherwise, all present and future obligations and liabilities of Borrower to Lender for the payment of money under this Agreement, the Note, the Loan Documents, and otherwise, and including without limitation payment of all Rate Management Obligations (extending to all principal amounts, interest, late charges, fees and all other charges and sums, as well as all costs and expenses payable by Borrower under this Agreement, the Note, the Loan Documents and otherwise), whether direct or indirect, contingent or noncontingent, matured or unmatured, accrued or not accrued, related or unrelated to this Agreement, whether or not now contemplated, whether or not any instrument or agreement relating thereto specifically refers to this Agreement and whether or not of the same character or class as Borrower's obligations under this Agreement or the Note, including, without limitation, overdrafts in any checking or other account of Borrower at Lender and claims against Borrower acquired by assignment to Lender, whether or not secured under any other document, or agreement or statutory or common law provision, as well as all renewals, refinancings, consolidations, re-castings and extensions of any of the foregoing, the parties acknowledging that the nature of the relationship created hereby contemplates the making of future advances by Lender to Borrower.

1.53. “Outstanding Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of advances under the Line outstanding at such time, plus (ii) an amount equal to the Letter of Credit Obligations.

1.54. "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

1.55. "Permitted Liens" means, as to Borrower and all Subsidiaries:

(1)           Liens in favor of the Lender;

(2)           Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable or, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(3)           Liens imposed by law, such as mechanics', materialmen's, landlords', warehousemen's, and carriers' liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than thirty (30) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(4)           Liens under workers' compensation, unemployment insurance, Social Security, or similar legislation; and

(5)           Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business;

(6)           Judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively bonded, stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(7)           Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto; and

(8)           Purchase-money liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition (and not created in contemplation of such acquisition), or a lien incurred in connection with any conditional sale or other title retention agreement or a Capital Lease; provided that:

(a)           Any property subject to any of the foregoing is acquired by the Borrower or any subsidiary in the ordinary course of its business; and

(b)           Each such lien shall attach only to the property so acquired and fixed improvements thereon.

1.56. "Person" shall include natural persons, corporations, associations, limited liability companies, partnerships, joint ventures, trusts, governments and agencies and departments thereof and every other entity of every kind.

1.57. "Plan" means any pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

1.58. "Principal Office" means the Lender's main office located at BOk Tower, 8th Floor, One Williams Center, Tulsa, OK  74172.

1.59. "Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

1.60. "Qualified Receivables" means and includes only accounts receivable of Borrower and each Loan Party to a Security Agreement which meet the following specifications at the time they came into existence and continue to meet the same until collected in full.

1.60.1. The account is due and payable.  No account shall be outstanding for more than ninety (90) days from the date of the applicable invoice.

1.60.2. The account arose from a bona fide outright sale of goods previously made or from the performance of services, but not from leasing, and the applicable Borrower has possession of or has delivered to Lender shipping and delivery receipts evidencing shipment of the goods or, if representing services, the services have been fully performed for the respective account debtor.

1.60.3. The account is not subject to any assignment, claim, lien or security interest of any character or subject to any attachment, levy, garnishment or other judicial process, except the security interest of Lender.

1.60.4. The account is not subject to any claim for credit, setoff, allowance, adjustment by the account debtor or counterclaim, and no Borrower has received any notice of any such claim for credit, setoff, allowance, adjustment or counterclaim from or on behalf of the account debtor.

1.60.5. The account arose in the ordinary course of each Borrower's business and no notice of the bankruptcy, insolvency or adverse change in the financial condition of the account debtor has been received by any Borrower or Lender.

1.60.6. Lender has not previously notified any Borrower that the account or the account debtor is or has become unsatisfactory, based upon reasonable credit standards, or the account debtor has been adjudicated bankrupt or is subject to a similar proceeding.

1.60.7. The account is not evidenced by a judgment, an instrument or chattel paper.

1.60.8. The account debtor is not a governmental entity or a foreign (i.e., residing or incorporated in or organized under a jurisdiction outside the United States) person or company and is not a parent, subsidiary, officer, employee, director, agent or Affiliate of any Borrower, and the account debtor and any Borrower do not have common shareholders, officers or directors.

1.60.9. All receivables of one account debtor shall become ineligible if more than ten percent (10%) of such receivables of such debtor are over ninety (90) days past due from the invoice.

1.60.10. The account debtor (excluding any Lender Approved Account Debtor, provided that the amount of receivables for each Lender Approved Account Debtor shall not exceed fifty percent (50%) of all Qualified Receivables) cannot exceed $850,000 of the total accounts receivable, and any amounts over $850,000 will be excluded from the Borrowing Base unless specifically waived in writing in each instance by Lender in its sole discretion.

1.60.11. With regard only to Section 1.60.10, the term "Lender Approved Account Debtor" means an express written designation acceptable to Borrower and Lender as to an account debtor on an annual basis, effective October of each calendar year.  Borrower shall submit a proposed list of account debtors to Lender at least ten (10) days prior to the annual designation date, which list must be accompanied by such information relating to the proposed account debtor as Lender may reasonably require.  Lender shall advise Borrower on or before the applicable annual effective date whether any or all of the proposed account debtors has been designated as a Lender Approved Account Debtor.  Any such designation shall be effective only for the ensuing twelve (12) month period, and any designation by Lender shall have no relevance with regard to subsequent designations.  The initially approved Lender Approved Account Debtors are Power & Telephone, Time Warner, Cox Communications, Comcast, Cisco, and Tech Data.

1.61. “Qualified Inventory” means the amount of inventory of Borrower and each Subsidiary a party to a Security Agreement located in the United States of America or Canada that is not subject to any Lien or adverse claim and that conforms to the representations and warranties contained in this Agreement and that is acceptable to the Lender in its sole discretion, less any packaging materials and supplies, damaged or unsalvageable goods returned or rejected by its customers, goods to be returned to its suppliers, goods in transit to third parties (other than its agent or warehouses) and goods out at contractors, less any reserves required by the Lender in its sole discretion for special order goods, market value declines and bill and hold (deferred shipment) sales, and less any obsolete goods.

1.62. "Rate Management Obligations" means any and all obligations of Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

1.63. "Rate Management Transaction" means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Borrower which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

1.64. “Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower than outstanding to reimburse Lender for amount paid by Lender under any Letter of Credit.

1.65. "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

1.66. “Reporting Period” means the consecutive four (4) quarters immediately preceding any date of determination with respect to financial covenants.

1.67. "Security Agreements" means the Existing Security Agreements and any other security agreements required to be executed and delivered pursuant to this Agreement.

1.68. “Shareholder Notes” means the promissory notes described in the Subordination Agreements.

1.69. “Subordinating Parties” means each of the subordinating parties to the Subordination Agreements.

1.70. “Subordination Agreements” means the Subordination Agreements execute by each of the Subordinating Parties pursuant to the 2004 Credit Agreement.

1.71. "Subsidiaries" means any corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower, currently including ATGM, ATGN, ATGT, NCST, TC, TA, TP, JBI and BRI.

1.72. "Termination Date" means, as to Lender’s commitment under the $7,000,000 Line, November 30, 2011.

1.73. “Total Debt Service” means the sum of interest expense, scheduled principal payments on long term debt, and capital lease payments.

1.74. "UCC" shall mean the Uniform Commercial Code of the State of Oklahoma.

1.75. "UCC Search" means a UCC records search from the appropriate filing office for the Collateral, and from any other office deemed necessary or advisable by Lender, which records search must evidence no conflicting security interests, except the Permitted Liens.

1.76. "UCC-1 Financing Statement" means a financing statement in form and content acceptable to Lender, which will be filed with the appropriate filing office and shall evidence perfection of a first and prior security interest in the Collateral in favor of Lender, except for the Permitted Liens.

2. AMOUNT AND TERMS OF THE LOANS.

2.1. $16,300,000 Term Loan.  Subject to the terms and conditions of this Agreement, the Lender has extended a loan to Borrower $16,300,000, as further evidenced by the $16,300,000 Term Note, which Borrower hereby ratifies and confirms.

2.2. $2,760,000 Term Loan.  Subject to the terms and conditions of this Agreement, the Lender has extended a loan to Borrower $2,760,000, as further evidenced by the $2,039,302 Term Note, which Borrower hereby ratifies and confirms.

2.3.  $7,000,000 Revolving Line.  Subject to the terms and conditions of this Agreement, and so long as no Initial Default has occurred, Lender has extended a loan to Borrower (by advancing funds or issuing Letters of Credit pursuant to Section 2.8), such amounts up to $7,000,000 as Borrower may request from time to time on or before the maturity of the $7,000,000 Line Note, provided that the Aggregate Outstanding Credit Exposure shall not exceed the lesser of (i) $7,000,000, or (ii) the Borrowing Base.  Such Borrowing Base shall be computed on a monthly basis, and Borrower agrees to provide to Lender on the last day of each month with regard to the period commencing with the 16th day of the immediately preceding month through the 15th day of the current month, all information requested in connection therewith, including without limitation a Borrowing Base Certificate.  In the event Lender shall make advances in excess of the formula set forth above, any such advance shall, nevertheless, be secured by all Collateral.  In the event outstanding advances with respect to Qualified Receivables or Qualified Inventory fail to comply with such formula, by reason of any accounts receivable or inventory ceasing to be so qualified, for whatever reason, then Borrower shall immediately notify Lender of such situation and shall, within five (5) Business Days of the imbalance, either (i) reduce the amount of the outstanding balances to bring such amounts within the formulas prescribed, or (ii) provide additional Qualified Receivables or Qualified Inventory, without any additional advance being made by Lender with respect thereto, necessary to comply with the formulas required herein.  Within the limits set forth in this Section 2.3, Borrower may borrow, repay and reborrow at any one time and from time to time.

2.4. Notice and Manner of Borrowing.  The Borrower shall give the Lender at least one (1) Business Day's notice of any Loans under this Agreement, specifying the date and amount thereof.  Such notice shall be in writing or via telephone (with voice verification by the appropriate officer),  no later than 10:00 a.m. (Tulsa time) on the date of such Loan and upon fulfillment of the applicable conditions, the Lender will make such Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Lender.

2.5. Amount Owed.  Notwithstanding the principal amount stated on the face of the $7,000,000 Line Note, the actual principal amount due from the Borrower on account of such $7,000,000 Line Note shall be the sum of all amounts advanced against such $7,000,000 Line Note, less all principal payments actually received in collected funds to be applied toward repayment of the $7,000,000 Line Note.  Each Advance made against the $7,000,000 Line Note and each principal payment thereon shall be recorded by the Bank in its books and records, and the unpaid principal balances so recorded shall be presumptive evidence of the principal amounts owing thereon, absent manifest error.

2.6. Assignment of Life Insurance.  Lender hereby releases the Assignment of Life Insurance dated November 27, 2007 executed by Borrower in favor of Lender as to David Chymiak.

2.7. Tax Credits.  Lender shall exercise reasonable efforts to offer tax credits to Borrower through the second anniversary date of this Agreement in amounts not to exceed $300,000 in the aggregate at a purchase price of 90/100 (.90) per dollar; provided, that the failure of Lender to provide such tax credits shall have no effect on the Obligations of Borrower under this Agreement and all other Loan Documents.

2.8. Letters of Credit.

2.8.1. Issuance.  The Lender hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a "Facility LC") and to renew, extend, increase, decrease or otherwise modify each Facility LC ("Modify," and each such action a "Modification"), from time to time from and including the date of this Agreement and prior to the Termination Date upon the request of the Borrower; provided that immediately after each such Facility LC is issued or modified, the Aggregate Outstanding Credit Exposure shall not exceed the lesser of (i) the Borrowing Base or (ii) $7,000,000.  No Facility LC shall have an expiry date later than the earlier of (a) the fifth Business Day prior to the Termination Date and (b) one year after its issuance, provided that letter of credit with a one (1) year expiration date may include renewals for additional one year periods, so long as it does not extend beyond (a).

2.8.2. LC Fees.  The Borrower shall pay to the Lender, with respect to each standby Facility LC, a letter of credit fee at a per annum rate equal to the Letter of Credit Fee.  The Borrower shall also pay to the Lender documentary and processing charges in connection with the issuance or modification of and draws under any Facility LC in accordance with the Lender's standard schedule for such charges as in effect from time to time.

2.8.3. Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the Lender on or before the applicable date upon which any advance is made under a Letter of Credit  (“LC Payment Date”), without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor the Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or the Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the Lender in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the Lender's failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by the Lender and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (a) the rate accruing under the Line Note, plus 2% until paid.  The Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.8.4. Obligations Absolute.  The Borrower's obligations under this Section 2.4 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender or any beneficiary of a Facility LC.  The Borrower further agrees with the Lender that the Lender shall not be responsible for, and the Borrower's Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrower agrees that any action taken or omitted by the Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put the Lender under any liability to the Borrower.  Nothing in this Section 2.4.4 is intended to limit the right of the Borrower to make a claim against the Lender for damages as contemplated by the proviso to the first sentence of Section 2.4.3.

2.8.5. Actions of Lender.  The Lender shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Lender.

2.8.6. Indemnification.  The Borrower hereby agrees to indemnify and hold harmless the Lender and its directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which Lender may incur (or which may be claimed against Lender by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the Lender may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to the Lender hereunder or (ii) by reason of or on account of the Lender issuing any Facility LC which specifies that the term "Beneficiary" included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the Lender, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify Lender for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the Lender in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (y) the Lender's failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.4.6 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

3. SECURITY.  As security for the Obligations, Borrower shall grant to Lender the following liens and security interests:

3.1. A first and prior security interest in all assets of Borrower and each Subsidiary, including without limitation all accounts; chattel paper; deposit accounts; documents; equipment; general intangibles; goods; instruments; inventory; letter-of-credit rights; commercial tort claims; and proceeds and products of all of the foregoing; whether now owned or hereafter acquired, howsoever arising or wheresoever located, all as evidenced by the Security Agreement in form and content satisfactory to Lender.

3.2. A first and prior lien on the property subject to the Mortgage.

3.3. All proceeds and products of the foregoing.

Borrower also agrees to execute and deliver all financing statements or other instruments, documents or agreements required by Lender in order to effectuate the intent of the parties in connection herewith, including without limitation documents necessary for proper perfection as deemed necessary and/or advisable by Lender and legal counsel.

4. CONDITIONS PRECEDENT.

4.1. Closing.  The Closing shall occur when all conditions described in this Section 4.1 have been satisfied.

4.1.1. Borrower shall execute and /or deliver to Lender the following:

A.	This Agreement;

B.	$7,000,000 Line Note;

C.	UCC Search satisfactory to Lender;

D.	Borrower Authority Documents, if required by Lender;

E.	Guarantor Authority Documents, if required by Lender;

F.	Security Agreement executed by JBI, in form and content satisfactory to Lender;

G.	Guaranty Agreement executed by JBI, in form and content satisfactory to Lender;

H.	Secretary Certification as to JBI, authorizing the execution of the items in F. and G., in form and content satisfactory to Lender, accompanied by its Guarantor Authority Documents;

I.	Security Agreement executed by BRI, in form and content satisfactory to Lender;

J.	Guaranty Agreement executed by BRI, in form and content satisfactory to Lender;

K.	LLC Certificate from BRI, in form and content satisfactory to Lender, authorizing the execution of the items in I. and J., accompanied by its Guarantor Authority Documents;

L.	Security Agreement executed by TP, in form and content satisfactory to Lender;

M.	LLC Certificate from TP, authorizing the execution of the item L., in form and content satisfactory to Lender, accompanied by its authority documents;

N.	completion of all schedules to this Agreement;

O.	Any other instruments, documents or agreements reasonably requested by Lender in connection herewith.

4.1.2. The following statements shall be true and correct.

A.           The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct; and

B.           No Event of Default has occurred and is continuing or will occur as a result of the execution, delivery and/or performance by Borrower under any of the Loan Documents.

4.1.3. The Lender shall have received such other approvals, opinions, instruments, documents and/or agreements which it may reasonably request.

4.1.4. In the event any Subsidiaries are established after the date of this Agreement, such Subsidiary shall execute and deliver to Lender a security agreement and guaranty agreement, in form and content satisfactory to Lender, accompanied by such other instruments, documents and agreements required by Lender, including without limitation authorization certifications.

5. REPRESENTATIONS AND WARRANTIES.  To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

5.1. State of Organization and Legal Name. Borrower’s state of organization or formation and exact legal name are set forth in the first paragraph of this Agreement.

5.2. Good Standing. Borrower is a duly organized, legally existing corporation and in good standing under the laws of the State of it’s formation, has the power to own its property and to carry on its business and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

5.3. Authority. Borrower has full power and authority to enter into this Agreement, to make the borrowings hereunder, to execute and deliver all documents and instruments required hereunder and to incur and perform the obligations provided for herein, all of which have been duly authorized by all necessary and proper action, and no consent or approval of any person, including, without limitation, members of Borrower and any public authority or regulatory body, which has not been obtained is required as a condition to the validity or enforceability hereof or thereof.

5.4. Binding Agreements. This Agreement has been duly and properly executed by Borrower, constitutes the valid and legally binding obligation of Borrower and is fully enforceable against Borrower in accordance with its terms, subject only to laws affecting the rights of creditors generally and application of general principles of equity.

5.5. No Conflicting Agreements. The execution, delivery and performance by Borrower of this Agreement and the borrowings hereunder will not (a) violate (i) any provision of law or any order, rule or regulation of any court or agency of government, (ii) any award of any arbitrator, (iii) the organization and authority documents of Borrower or (iv) any indenture, contract, agreement, mortgage, deed of trust or other instrument to which Borrower is a party or by which Borrower or any of its property is bound, or (b) be in conflict with, result in a breach of or constitute (with due notice and/or lapse of time) a material default under, any such award, indenture, contract, agreement, mortgage, deed of trust or other instrument, or result in the creation or imposition of any Lien upon any of the property or assets of Borrower except for Liens created in favor of Lender under or pursuant to this Agreement.

5.6. Litigation. Except as set forth on Schedule “5.6” hereto, there are no judgments, injunctions or similar orders or decrees, claims, actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or any property of Borrower, at law or in equity, by or before any court or any federal, State, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could result in any material adverse change in the business, operations, prospects, properties or in the condition, financial or otherwise, of Borrower, and Borrower is not, to Borrower’s knowledge, in default with respect to any judgment, order, writ, injunction, decree, rule or regulation of any court or any federal, State, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could have a material adverse effect on Borrower.

5.7. Financial Condition. The financial statements of Borrower heretofore delivered to Lender are true and complete, fairly present the financial condition of Borrower as at such dates and the results of its operations for the period then ended and were prepared in accordance with GAAP applied on a consistent basis for prior periods. There is no Debt of Borrower as of the date of such statements which is not reflected therein and no material adverse change in Borrower’s financial condition has occurred since the date of such statements.  No information, exhibit, or report furnished by the Borrower to the Lender in connection with the negotiation of this Agreement contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

5.8. Insurance.  The properties of each Loan Party and their subsidiaries are insured with financially sound and reputable insurance companies, in such amount (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engages in similar businesses and owning similar properties in localities where each Loan Party or the applicable subsidiary operates.

5.9. Taxes. Borrower has paid or caused to be paid all federal, State and local taxes to the extent that such taxes have become due and has filed or caused to be filed all federal, State and local tax returns which are required to be filed by Borrower.

5.10. Title to Properties. Borrower has good and marketable title to all of its properties and assets (including the Collateral) and all of the properties and assets of Borrower are free and clear of Liens, except for Permitted Liens.

5.11. Place of Business. Borrower’s principal place of business and chief executive office is located at the Business Premises. Borrower will not change the location of the Business Premises or open additional business locations (other than those locations heretofore disclosed to Lender) without Lender’s prior written consent, which shall not be unreasonably withheld.

5.12. Financial Information. All financial statements, schedules, reports and other information supplied to Lender by or on behalf of Borrower heretofore and hereafter are and will be true and complete.

5.13. Licenses and Permits. Borrower has duly obtained and now holds all licenses, permits, certifications, approvals and the like required by federal, State and local laws of the jurisdictions in which Borrower conducts its business, and each remains valid and in full force and effect.

5.14. Certain Debt. There is no Debt of Borrower owing to any employee, officer, stockholder or director of Borrower other than accrued salaries, commissions and the like.

5.15. Broker’s or Finder’s Commissions. No broker’s or finder’s fee or commission is or will be payable in connection with this Agreement or the transactions contemplated hereby, and Borrower agrees to save harmless and indemnify Lender from and against any claim, demand, action, suit, proceeding or liability for any such fee or commission, including any costs and expenses (including attorneys’ fees) incurred by Lender in connection therewith. The provisions of this Section shall survive the termination of this Agreement and Lender’s security interest hereunder and the payment of all other Obligations.

5.16. Outstanding Debt. Borrower has no outstanding Debt except as permitted by Section 7.1 hereof and there exist no default under the provisions of any instrument evidencing such Debt or under the provisions of any agreement relating thereto.

5.17. Regulation U. Borrower does not own or presently intend to acquire any “margin stock” as defined in Regulation U (12 CFR Part 221) of the Board of Governors of the Federal Reserve System. None of the proceeds of any of the Loan hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock or for any other purpose which might constitute this transaction a “purpose credit” within the meaning of Regulation U. Neither Borrower nor any agent acting on its behalf has taken or will take any action which might cause this Agreement to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Securities Exchange Act of 1934, in each case as in effect now or as the same may hereafter be in effect.

5.18. Government Contracts. Borrower is not now, and has not been within the past 3 years, in receipt of any communication from any officer or employee of the United States Government regarding Borrower’s actual or possible disqualification, suspension or debarment from contracting with the United States Government. Further, Borrower has no information, in relation to the obtaining, formation, pricing, performance, billing or administration of any one of its contracts with the United States Government, of: (a) a violation of law, regulation or contract provision, or any such fact(s) or circumstance(s) reasonably indicating any such violation; (b) a pending or threatened investigation; (c) an existing or threatened adverse audit finding, whether draft or final; (d) an existing or threatened cost disallowance or finding of defective pricing; (e) a pending or threatened claim or action seeking a fine, penalty or damages; (f) a communication regarding, or actual initiation of, payment withholding or suspension, setoff, recoupment or debt collection; or (g) a contract termination or a communication reasonably indicating the potential for such a termination.

5.19. Environmental Compliance.  The Loan Parties have conducted a review of the effect of existing and applicable Environmental Law as to their respective businesses, operations and properties, and as a result thereof the Loan Parties have reasonably concluded that, except as specifically disclosed in Schedule “5.19” hereto, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.20. Patents, Trademarks, etc. Borrower owns, possesses or has the right to use all necessary patents, patent rights, licenses, trademarks, trade names, trade name rights, copyrights and franchises to conduct its business as now conducted, without any known conflict with any patent, patent right, license, trademark, trademark rights, trade name right, trade name, copyright or franchise right of any other person.

5.21. Perfection and Priority of Collateral. Lender has or upon proper recording of any financing statement, execution of any control agreement or delivery of Collateral to Lender’s possession, will have and will continue to have as security for the Obligations, a valid and perfected Lien on and security interest in all Collateral free of all other Liens, claims and rights of third parties whatsoever except Permitted Liens.

5.22. Commercial Purpose. The Loan is not a “consumer transaction” as defined in the Uniform Commercial Code and none of the Collateral was or will be purchased or held primarily for personal, family or household purposes.

5.23. Survival; Updates of Representations and Warranties. All representations and warranties contained in or made in connection with this Agreement and the other Loan Documents shall survive the Closing and any advance made hereunder. Lender acknowledges and agrees that any and all representations and warranties contained in or made under or in connection with this Agreement may be amended, changed or otherwise modified by Borrower, with the consent of Lender, at any time and from time to time after the Closing so as to accurately reflect the matters represented and warranted therein; provided, that such amendments, changes and/or modifications are disclosed in writing to and approved by Lender. Lender shall have no obligation to waive any Event of Default due to any present or future inaccuracy of such representation or warranty or to agree to any amendment, change or modification of such representation or warranty.

5.24. Labor Disputes and Acts of God.  Neither the business nor the properties of Borrower is affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or other casualty (whether or not covered by insurance), materially adversely affecting such business or the operation of Borrower.

6. AFFIRMATIVE COVENANTS.  Borrower covenants and agrees with Lender that, until (a) all Obligations have been paid in full, and (b) there exists no commitment by Lender which could give rise to any Obligations, Borrower will:

6.1. Reporting Requirements.  Furnish to Lender in writing:

6.1.1.     Financial Statements. Furnish to Lender in writing: (a) as soon as available, but in no event more than 45 days after the close of each fiscal quarter during each fiscal year, the consolidated balance sheet, profit and loss statement and statement of cash flow of Borrower as of the close of such period, all as prepared and certified by the chief financial officer, controller or other duly authorized officer and accompanied by a Compliance Certificate and statement of calculations of the chief financial of officer or other duly authorized officer evidencing that Borrower is in compliance with all covenants contained in this Agreement and, if not, stating the facts with respect thereto and certifying that no Event of Default exists or is believed to exist; (b) as soon as available, but in no event more than 120 days after the close of each fiscal year, a copy of the annual financial statement of Borrower, prepared in accordance with GAAP and audited by an independent certified public accountant satisfactory to Lender, which financial statement shall include, on a consolidated basis, a balance sheet of Borrower as of the end of such fiscal year and a statement of income and changes in shareholders’ equity of Borrower for such fiscal year and a Compliance Certificate (including all calculations) that Borrower is in compliance with all of the covenants contained herein and, if not, stating the facts with respect thereto and certifying that no Event of Default exists or is believed to exist; (c) as soon as available, but in no event more than 30 days after each fiscal quarter, an accounts receivable report and a summary aging of accounts payable; and (d) such additional information, reports or statements as Lender may from time to time reasonably request.

6.1.2.           Compliance Certificate.  Accompanying each financial statement required to be delivered by Borrower to Lender, Borrower shall deliver to Lender a compliance certificate with respect to the financial covenant requirements set forth in this Agreement, substantially in form and content as set forth on Schedule “6.1.2” attached hereto.

6.1.3.           Other Financial Information.  Deliver such additional information, reports or statements as Lender may reasonably request from time to time.

6.2. Taxes. Pay and discharge all taxes, assessments and governmental charges upon Borrower, its income and properties, prior to the date on which penalties attach thereto unless and to the extent only that the same are being diligently contested by Borrower in good faith in the normal course of business by appropriate proceedings, provided, however, that: (a) Lender shall have been given reasonable prior written notice of intention to contest; (b) nonpayment of the same will not, in Lender’s sole discretion, materially impair any of the Collateral or Lender’s rights or remedies with respect thereto or the prospect for full and punctual payment of all of the Obligations; (c) Borrower at all times effectively stays or prevents any official or judicial sale of or action or filing against any of the Collateral by reason of nonpayment of the same; and (d) Borrower establishes reasonable reserves for any liabilities being contested and for expenses arising out of such contest.

6.3. Existence, Continuation of Business and Compliance with Laws. Maintain its current entity existence in good standing; continue its business operations as now being conducted; and comply with all applicable federal, State and local laws, rules, ordinances, regulations and orders unless and to the extent only that the validity or applicability thereof is being diligently contested by Borrower in good faith by appropriate proceedings, provided, however, that: (a) Lender shall have been given reasonable prior written notice of intention to contest; (b) such noncompliance will not, in Lender’s sole discretion, cause a Material Adverse Effect; (c) Borrower at all times effectively stays or prevents any official or judicial sale of or action or filing against any of the Collateral by reason of such noncompliance; and (d) Borrower establishes reasonable reserves for any liabilities or expenses which may arise out of such noncompliance and contest.

6.4. Civil and Criminal Proceedings. Promptly notify Lender in writing of (a) the filing of any Criminal Referral Form or the threatened or actual commencement of a criminal proceeding or investigation or (b) any action, suit or proceeding at law or in equity by or before any court, governmental agency or instrumentality which could result in any material adverse change in the business, operations, prospects, properties or assets or in the condition, financial or otherwise, of Borrower.

6.5. Extraordinary Loss. Promptly notify Lender in writing of any event causing extraordinary loss or depreciation of the value of Borrower’s assets (whether or not insured) and the facts with respect thereto.

6.6. Books and Records. Keep and maintain proper and current books and records in accordance with GAAP and permit access by Lender to, reproduction by Lender of and copying by Lender from, such books and records during normal business hours. All reasonable costs and expenses of such inspections and examinations shall be paid by Borrower.

6.7. Right of Inspection.  At any reasonable time and from time to time, and following twenty-four (24) hours prior written notice, permit the Lender or any agent or representative thereof, to reasonably examine and make copies of and abstracts from the records and books of account of, and visit the properties of, Borrower, and to discuss the affairs, finances, and accounts of Borrower with any of its officers and directors and Borrower's independent accountants.  Lender contemplates conducting at least semi-annual field audits of the Borrower's property.  Borrower agrees to pay all reasonable costs, expenses and fees (or reimburse Lender for any reasonable costs, expenses and fees incurred) relating to any such inspections, payable on demand.

6.8. Maintenance of Properties. Maintain all properties and improvements necessary to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and cause replacements and repairs to be made when necessary for the proper conduct of its business.

6.9. Patents, Franchises, etc. Maintain, preserve and protect all licenses, patents, franchises, trademarks and trade names of Borrower or licensed by Borrower which are necessary to the conduct of the business of Borrower as now conducted, free of any conflict with the rights of any other person.

6.10. Maintenance of Insurance.  Borrower will keep or cause to be kept adequately insured by financially sound and reputable insurers its plant, equipment, motor vehicles, and all other property of a character usually insured by businesses engaged in the same or similar businesses.  Any insurance policies covering the Collateral shall be endorsed to provide for payment of losses to the Lender as its interest may appear, to provide that such policies may not be canceled, reduced or affected in any manner for any reason without thirty (30) days prior notice to the Lender, and to provide for any other matters which the Lender may reasonably require; and such insurance shall be against fire, casualty and any other hazards normally insured against and shall be in the amount of the full value (less a reasonable deductible not to exceed amounts customary in the industry for similarly situated businesses and properties) of the property insured.  The Borrower shall at all times maintain adequate insurance against damage to persons or property, which insurance shall be by financially sound and reputable insurers and shall, without limitation, provide the following coverages:  comprehensive general liability (including, without limitation, coverage, where applicable, damage caused by explosion, broad form property damage coverage, broad form coverage for contractually independent contractors), worker's compensation, products liability and automobile liability.

6.11. Evidence of Insurance. Deliver to Lender from time to time, and periodically if Lender shall so require, evidence satisfactory to Lender that all insurance and endorsements required pursuant to this Agreement and the Loan Documents are in effect.

6.12. Further Assurances and Corrective Instruments. Promptly execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to Lender from time to time such supplements hereto and such financing statements and other instruments and documents as may be requested by Lender to protect and preserve the Collateral, Lender’s security interest therein, perfection of Lender’s security interest and/or Lender’s rights and remedies hereunder.

6.13. Financial Information. Deliver to Lender promptly upon Lender’s request, and periodically if Lender shall so require, such written statements, schedules or reports (which shall be Certified if required by Lender) in such form, containing such information and accompanied by such documents as may be satisfactory to Lender from time to time concerning the Collateral, Borrower’s financial condition or business operations or any other matter or matters, including, without limitation, copies of federal, State and local tax returns of Borrower, and permit Lender, its agents and designees, to discuss Borrower’s financial condition and business operations with Borrower’s officers and employees.

6.14. Notice of Event of Default. Immediately notify Lender in writing of the occurrence of any Event of Default or any event or existing condition which, with the giving of notice and/or the lapse of time, could constitute an Event of Default or which might materially and adversely affect the financial conditions or operations of Borrower and the facts with respect thereto.

6.15. ERISA. (a) At all times maintain each of its employee pension benefit plans, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), in conformity with all applicable provisions of ERISA and other federal and State statutes relating to employee benefit plans; (b) at all times make prompt payments of contributions required to meet the minimum funding standards set forth in Sections 302 and 305 of ERISA with respect to each such plan; (c) if requested by Lender, promptly after the filing thereof, furnish to Lender copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with each such plan for each plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103; (d) notify Lender immediately of any fact, including, without limitation, any “Reportable Event” (as that term is defined in Section 4043(b) of ERISA) arising in connection with any such plan which might constitute grounds for the termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer the plan; and (e) furnish to Lender, promptly upon its request therefor such additional information concerning any such plan as Lender may request.

6.16. Continuance of Business. Continue to operate the business as set forth in Borrower’s loan application to Lender and not to acquire or operate any other business enterprise without Lender’s prior consent, except as otherwise provided herein.

6.17. Proceeds. Use of the proceeds of advances hereunder only for the purposes set forth herein and to pay the costs, expenses and fees payable by Borrower under this Agreement and the other Loan Documents.

6.18. Hazardous Materials: Contamination. Borrower agrees to, (a) give notice to Lender immediately upon Borrower’s acquiring knowledge of the presence of any Hazardous Materials (other than those stored in compliance with Environmental Laws and are in Borrower’s possession in the ordinary course of business) on any property owned or controlled by Borrower or for which Borrower is responsible or of any Hazardous Materials contamination with a full description thereof for which remedial or corrective action is required; (b) promptly take action to comply with any Laws requiring the removal, treatment or disposal of Hazardous Materials or Hazardous Materials contamination and provide Lender with satisfactory evidence of such action, which action must be in all respects sufficient to avoid any penalty, assessment or notice of non-compliance with any required remedial or corrective action on the part of any Governmental Authority; (c) provide Lender, within Thirty (30) days after a demand by Lender, with a bond, letter of credit or similar financial assurance evidencing to Lender’s reasonable satisfaction that the necessary funds are available to pay the cost of removing, treating and disposing of Hazardous Materials described in item (b) or Hazardous Materials contamination and discharging any Lien which may be established as a result thereof on any property owned or controlled by Borrower or for which Borrower is responsible; and (d) defend, indemnify and hold harmless Lender and its employees, trustees, successors and assigns from any and all claims which may now or in the future (whether before or after the termination of this Agreement) be asserted as a result of the presence of any Hazardous Materials on any property owned or controlled by Borrower for which Borrower is responsible for any Hazardous Materials contamination.

6.19. Compliance with Laws.  Comply in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property.

6.20. Lender as Depository.  Maintain Lender as its principal depository for its deposit and other commercial accounts.

7. NEGATIVE COVENANTS.  Borrower covenants and agrees with Lender that, until (a) all Obligations have been paid in full and (b) there exists no commitment by Lender which could give rise to any Obligations, Borrower will not, directly or indirectly, without Lender’s prior written consent:

7.1. Debt. Create, incur, assume or permit to exist, directly or indirectly, any Debt except: (a) Debt to Lender; (b) trade Debt (which shall not include any borrowing, trade acceptance or notes given in settlement of trade Debt) incurred in the ordinary course of business and not in dispute or more than thirty days past due; (c) existing Debt (e.g., Shareholder Notes) set forth on Schedule “7.1” hereto; (d) Debt incurred in the ordinary course of business not to exceed $500,000 in the aggregate at any time; and (e) Debt which shall be consented to by Lender in writing in advance, in Lender’s sole but reasonable discretion, and if required by Lender, subordinated to the Obligations by a written agreement in form and content satisfactory to Lender.

7.2. Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien upon any of Borrower’s properties or assets, now owned by Borrower, other than Permitted Liens and Liens to Lender.

7.3. Merger. Enter into or be a party to any merger, consolidation, reorganization or exchange of stock or assets.

7.4. Sale of Assets, etc. Sell, assign, transfer, convey or lease any interest in all or any substantial part of its property except in the ordinary course of Borrower’s business as now being conducted; purchase or otherwise acquire all or substantially all of the assets of any other person or persons, or any shares of stock of, or similar interest in, any other person or persons.

7.5. Investments. Make any capital contribution to any other person or purchase or acquire a beneficial interest in any stock, securities or evidences of Debt of, or make any investment or acquire any interest in, any other person in excess of $500,000 at any given time, except investments in federally insured certificates of deposit or in direct obligations of the United States of America maturing within one year from the date of acquisition or in investment grade securities.

7.6. Fiscal Year. Change Borrower’s fiscal year.

7.7. Subsidiaries. Organize or cause to exist any Subsidiaries without Lender’s prior written consent, which consent may be conditioned, without limitation, upon the granting by such Subsidiary of a guarantee of payment of the Note and all other indebtedness of Borrower to Lender. Lender shall have the right at any time and from time to time at its sole discretion to require any existing Subsidiaries to guarantee the Obligations.

7.8. Change of Name. Change the name of Borrower.

7.9. Trade Names. Use any trade name other than Borrower’s true corporate name.

7.10. ERISA Compliance. Engage in any “prohibited transaction” (as defined in Section 406 or Section 2003(a) of ERISA and not otherwise exempted under Title I, Part 4 of ERISA), any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, or terminate any pension plan in a manner which could result in the imposition of a Lien on the property of Borrower pursuant to Section 4068 of ERISA.

7.11. Dividends, Redemptions. Directly or indirectly declare or pay any dividend on, or make any other distribution with respect to (whether by reduction of capital or otherwise), any ownership interest, or make any advances to owners of the Borrower other than for payment of tax liabilities; provided, that so long a no Event of Default exists, Borrower may make distributions to equity owners limited to 50% of net income, subject to prior delivery to Lender of a Compliance Certificate confirming compliance by Borrower of all financial covenants herein.

7.12. Sale of Ownership Interests. Sell, convey, transfer, assign, pledge or otherwise encumber any of the ownership interests of Borrower to any person.

7.13. Loans and Guaranties. Loan or make advances to any other person or guarantee, indorse or otherwise be or become liable or contingently liable in connection with the obligations or Debt of any other person, firm or corporation, directly or indirectly, except:

7.13.1. as an endorser of negotiable instruments for the payment of money deposited to Borrower’s bank account for collection in the ordinary course of business;

7.13.2. trade credit extended in the ordinary course of Borrower’s business; or

7.13.3. advances made in the usual course of business to officers and employees of Borrower for travel and other out-of-pocket expenses incurred by them on behalf of Borrower in connection with such business.

7.14. Sale Leaseback. Except for leases existing on the date hereof and previously disclosed to Lender in writing, and renewals or extension thereof, become or be liable as lessee with respect to any lease of any property (real, personal or mixed) which has been or is to be sold or transferred by Borrower to any person or which Borrower intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Borrower to any person in connection with such lease.

7.15. Leases. Become liable as lessee with respect to any lease of any property, real, personal or mixed, except for leases in existence on the date hereof and previously disclosed to Lender in writing and renewals and extensions thereof.

7.16. Acquisitions. Acquire all or substantially all of the assets or stock of another Person in excess of $500,000 in the aggregate during any given Reporting Period.

7.17. Asset Investments.  Make any investments in non-current assets (which shall include fixed assets and capitalized value of leased equipment and leased real property) in excess of $500,000 in the aggregate during any given Reporting Period.

7.18. Funded Debt. Redeem, call for redemption, purchase or otherwise acquire or retire, directly or indirectly, or make any optional prepayment of principal on, any Funded Debt, or amend, alter or otherwise modify the provisions relating to any Funded Debt, if the affect of such amendment, alteration or modification would or might be to accelerate such Funded Debt. For the purposes of this Section, “Funded Debt” shall include any obligation of Borrower to any person other than Lender payable more than one year from the date of its creation which, under GAAP, is shown on the balance sheet as a liability (excluding reserves for deferred income taxes and other reserves to the extent that such reserves do not constitute an obligation).

7.19. Transactions with Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of each Borrower's business and upon fair and reasonable terms no less favorable to the Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

8. FINANCIAL COVENANTS.  So long as any Obligations shall remain unpaid or the Lender shall have any Commitment under this Agreement, Borrower shall comply with the following on a consolidated basis:

8.1. Leverage Ratio.   Maintain a Leverage Ratio less than or equal to 3.00 to 1.00.

8.2. Fixed Charge Coverage Ratio.   Maintain a Fixed Charge Coverage Ratio equal to or greater than 1.25 to 1.00.

9. EVENTS OF DEFAULT.  The occurrence of any one or more of the following events shall constitute an “Event of Default”:

9.1. Failure to Pay. The failure of Borrower, any Guarantor or other Loan Party to pay any of the Obligations as and when due and payable (whether by acceleration, declaration, extension or otherwise).

9.2. Covenants and Agreements. The failure of Borrower, any Guarantor or other Loan Party to perform, observe or comply with any of the covenants of this Agreement or any of the Loan Documents.

9.3. Information, Representations and Warranties. If any representation or warranty made herein or if any information contained in any financial statement, application, schedule, report or any other document given by Borrower, any Guarantor or any other Loan Party, with the Collateral, or with any of the Loan Documents is not in all material respects true and accurate or if Borrower, any Guarantor or other Loan Party omitted to state any material fact or any fact necessary to make such information not misleading.

9.4. Default under Loan Documents. The occurrence of an Event of Default under any of the Loan Documents.

9.5. Default on Other Obligations. The occurrence of any default under any other borrowing if the result of such default would permit the acceleration of the maturity of any note, loan or other agreement between Borrower, any Guarantor or other Loan Party and any Person other than Lender.

9.6. Insolvency. Borrower, any Guarantor or other Loan Party shall be or become insolvent (as defined in Section 101 of the United States Bankruptcy Code) or unable to pay their debts as they become due, or admit in writing to such insolvency or to such inability to pay their debts as they become due.

9.7. Involuntary Bankruptcy. There shall be filed against Borrower, any Guarantor, or other Loan Party an involuntary petition or other pleading seeking the entry of a decree or order for relief under the United States Bankruptcy Code or any similar federal or state insolvency or similar laws ordering: (a) the liquidation of Borrower, any Guarantor or other Loan Party, or (b) a reorganization of Borrower, any Guarantor or other Loan Party or the business and affairs of Borrower, the Guarantor or other Loan Party, or (c) the appointment of a receiver, liquidator, assignee, custodian, trustee or similar official for Borrower, any Guarantor or other Loan Party of the property of Borrower, the Guarantor or other Loan Party and the failure to have such petition or other pleading denied or dismissed within 45 calendar days from the date of filing.

9.8. Voluntary Bankruptcy. The commencement by Borrower, any Guarantor or other Loan Party of a voluntary case under the federal bankruptcy laws or any federal or state insolvency or similar laws or the consent by Borrower, any Guarantor or other Loan Party to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for Borrower, any Guarantor or other Loan Party of any of the property of Borrower, any Guarantor or other Loan Party or the making by Borrower, any Guarantor or other Loan Party of an assignment for the benefit of creditors, or the failure by Borrower, any Guarantor or other Loan Party generally to pay their debts as the debts become due.

9.9. Judgments, Awards. The entry of any judgment, order, award or decree against Borrower, any Guarantor or other Loan Party and a determination by Lender, in good faith but in its sole discretion, that the same, when aggregated with all other judgments, orders, awards and decrees outstanding against Borrower, any Guarantor or other Loan Party, could have a Material Adverse Effect.

9.10. Injunction. The injunction or restraint of Borrower, any Guarantor or other Loan Party in any manner from conducting its business in whole or in part and a determination by Lender, in good faith but in its sole discretion, that the same could have a Material Adverse Effect.

9.11. Attachment by Creditors. Any assets of Borrower, any Guarantor or other Loan Party shall be attached, levied upon, seized or repossessed, or come into the possession of a trustee, receiver or other custodian and a determination by Lender, in good faith but in its sole discretion, that the same could have a Material Adverse Effect.

9.12. Dissolution, Merger, Consolidation, Reorganization. The voluntary or involuntary dissolution, merger, consolidation, winding up or reorganization of Borrower, any Guarantor or other Loan Party or the occurrence of any action preparatory thereto.

10. RIGHTS AND REMEDIES.

10.1. Rights and Remedies of Lender. Upon and after the occurrence of an Event of Default, Lender may, following any applicable Notice and Cure Period, without further notice or demand, exercise in any jurisdiction in which enforcement hereof is sought, the following rights and remedies, in addition to the rights and remedies available to Lender under the Loan Documents, the rights and remedies of a secured party under the Uniform Commercial Code and all other rights and remedies available to Lender under applicable law, all such rights and remedies being cumulative and enforceable alternatively, successively or concurrently provided, however, that in the case of any Event of Default the unpaid principal balance of the Note, together with all accrued and unpaid interest and all other Obligations then outstanding shall be automatically due and payable by Borrower to Lender without notice, presentment or demand:

10.1.1. Declare the Note, all interest accrued and unpaid thereon and all other Obligations to be immediately due and payable and the same shall thereupon become immediately due and payable without presentment, demand for payment, protest or notice of any kind, all of which are hereby expressly waived.

10.1.2. Institute any proceeding or proceedings to enforce the Obligations and any Liens of Lender.

10.1.3. Take possession of the Collateral, and for that purpose, so far as Borrower may give authority therefor, enter upon any premises on which the Collateral or any part thereof may be situated and remove the same therefrom without any liability for suit, action or other proceeding, and require Borrower, at Borrower’s expense, to assemble and deliver the Collateral to such place or places as Lender may designate.

10.1.4. Operate, manage and control the Collateral (including use of the Collateral and any other property or assets of Borrower in order to continue or complete performance of Borrower’s obligations under any contracts of Borrower), or permit the Collateral or any portion thereof to remain idle or store the same, and collect all rents and revenues therefrom and sell or otherwise dispose of any or all of the Collateral upon such terms and under such conditions as Lender, in its sole discretion, may determine, and purchase or acquire any of the Collateral at any such sale or other disposition, all to the extent permitted by applicable law.

10.1.5. Enforce Borrower’s rights against any account debtors and other obligors.

10.1.6. Cease making advances hereunder and under any other commitments or credit accommodations of Lender to Borrower and stop and retract the making of any advance hereunder or thereunder which may have been requested by Borrower.

10.1.7. Lender may apply any payments received from Borrower, Guarantor or any other Loan Party, to the Notes, or either of them, at Lender’s discretion, notwithstanding any designation allocated by the payer with respect thereto

10.2. Power of Attorney. Effective upon the occurrence of an Event of Default, Borrower hereby designates and appoints Lender and its designees as attorney-in-fact of Borrower, irrevocably and with power of substitution, with authority to endorse Borrower’s name on any notes, acceptances, checks, drafts, money orders, instruments or other evidences of payment or proceeds of the Collateral that may come into Lender’s possession; to execute proofs of claim and loss; to adjust and compromise any claims under insurance policies; and to perform all other acts necessary and advisable, in Lender’s sole discretion, to carry out and enforce this Agreement and the Loan Documents. All acts of said attorney or designee are hereby ratified and approved by Borrower and said attorney or designee shall not be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. This power of attorney is coupled with an interest and is irrevocable so long as any of the Obligations remain unpaid or unperformed or there exists any commitment by Lender which could give rise to any Obligations.

10.3. Costs and Expenses. Borrower agrees to pay to Lender on demand the amount of all expenses paid or incurred by Lender in consulting with counsel concerning any of its rights hereunder, under the Loan Documents or under applicable law, all expenses, including attorneys’ fees and court costs paid or incurred by Lender in exercising or enforcing any of its rights hereunder, under the Loan Documents or under applicable law together with interest on all such expenses paid by Lender at the highest rate and calculated in the manner provided in the Note. The provisions of this Section shall survive the termination of this Agreement and the payment of all other Obligations.
If Lender institutes any suit or action to enforce any of the terms of this Agreement or any other related loan documents, Lender shall be entitled to recover such sum as the court may adjudge reasonable as attorneys’ fees at trial and upon any appeal.  Whether or not any court action occurs, and to the extent not prohibited by law, all reasonable expenses Lender incurs that in Lender’s opinion are necessary at any time for the protection of its interest or the enforcement of its rights shall become a part of the Obligations payable on demand and shall bear interest at the rate accruing under the Note secured hereby from the date of the expenditure until repaid in full.  Expenses covered by this paragraph include, without limitation, subject to any limits under applicable law, Lender’s attorneys’ fees and Lender’s legal expenses, whether or not there is a lawsuit, including attorneys’ fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services, the cost of searching records, obtaining title reports (including foreclosure reports), surveyors’ reports, and appraisal fees and title insurance, to the extent permitted by applicable law.  Borrower also shall pay any court costs, in addition to all other sums provided by applicable law.  It is the intention of Lender and Borrower that all of the foregoing shall be preserved post-judgment.

11. MISCELLANEOUS.

11.1. Performance for Borrower. Borrower agrees and hereby authorizes that Lender may, in Lender’s sole discretion, but Lender shall not be obligated to, whether or not an Event of Default shall have occurred, advance funds on behalf of Borrower, without prior notice to Borrower, in order to insure Borrower’s compliance with any covenant, warranty, representation or agreement of Borrower made in or pursuant to this Agreement or any of the Loan Documents, to continue or complete, or cause to be continued or completed, performance of Borrower’s obligations under any contracts of Borrower, to cover overdrafts in any checking or other accounts of Borrower at Lender or to preserve or protect any right or interest of Lender in the Collateral or under or pursuant to this Agreement or any of the Loan Documents, including, without limitation, the payment of any insurance premiums or taxes and the satisfaction or discharge of any judgment or any Lien upon the Collateral or other property or assets of Borrower; provided, however, that the making of any such advance by Lender shall not constitute a waiver by Lender of any Event of Default with respect to which such advance is made nor relieve Borrower of any such Event of Default. Borrower shall pay to Lender upon demand all such advances made by Lender with interest thereon at the highest rate and calculated in the manner provided in the Note. All such advances shall be deemed to be included in the Obligations and secured by the security interest granted Lender hereunder; provided, however, that the provisions of this Section shall survive the termination of this Agreement and Lender’s security interest hereunder and the payment of all other Obligations.

11.2. Expenses. Whether or not any of the transactions contemplated hereby shall be consummated, Borrower agrees to pay to Lender on demand the amount of all expenses paid or incurred by Lender (including the fees and expenses of its counsel) in connection with the preparation of all written commitments of Lender antedating this Agreement, this Agreement and the Loan Documents and all documents and instruments referred to herein and all expenses paid or incurred by Lender in connection with the filing or recordation of all financing statements and instruments as may be required by Lender at the time of, or subsequent to, the execution of this Agreement, including, without limitation, all documentary stamps, recordation and transfer taxes and other costs and taxes incident to recordation of any document or instrument in connection herewith. Borrower shall pay Lender $25.00 for each response to Borrower’s request for an accounting or confirmation of a list of Collateral or statement of account exceeding one request per 6-month period. Further, Borrower shall pay all reasonable costs, expenses and fees (including without limitation those relating to any appraisals, audits, field examination,, environmental site assessments and reasonable attorneys’ fees) incurred by Lender in connection with the administration of this Agreement or any other Loan Documents. Borrower agrees to save harmless and indemnify Lender from and against any liability resulting from the failure to pay any required documentary stamps, recordation and transfer taxes, recording costs or any other expenses incurred by Lender in connection with this Agreement. The provisions of this Section shall survive the termination of this Agreement, Lender’s security interest, and the payment of all other Obligations.

11.3. Applications of Payments and Collateral. Except as may be otherwise specifically provided in this Agreement, all Collateral and proceeds of Collateral coming into Lender’s possession and all payments made by any Obligor may be applied by Lender to any of the Obligations, whether matured or unmatured, as Lender shall determine in its sole but reasonable discretion.

11.4. Waivers by Borrower. Borrower hereby waives, to the extent the same may be waived under applicable law: (a) notice of acceptance of this Agreement; (b) all claims, causes of action and rights of Borrower against Lender on account of actions taken or not taken by Lender in the exercise of Lender’s rights or remedies hereunder, under the Loan Documents or under applicable law; (c) all claims of Borrower for failure of Lender to comply with any requirement of applicable law relating to enforcement of Lender’s rights or remedies hereunder, under the Loan Documents or under applicable law; (d) all rights of redemption of Borrower with respect to the Collateral; (e) in the event Lender seeks to repossess any or all of the Collateral by judicial proceedings, any bond(s) or demand(s) for possession which otherwise may be necessary or required; (f) presentment, demand for payment, protest and notice of non-payment and all exemptions; (g) any and all other notices or demands which by applicable law must be given to or made upon Borrower by Lender; (h) settlement, compromise or release of the obligations of any person primarily or secondarily liable upon any of the Obligations; (i) trial by jury in any action or proceeding of any kind or nature in connection with any of the Obligations, this Agreement or any of the Loan Documents; and (j) substitution, impairment, exchange or release of any Collateral for any of the Obligations. Borrower agrees that Lender may exercise any or all of its rights and/or remedies hereunder, under the Loan Documents and under applicable law without resorting to and without regard to any Collateral or sources of liability with respect to any of the Obligations. Upon termination of this Agreement and Lender’s security interest hereunder and payment of all Obligations, within 60 days following Borrower’s request to Lender, Lender shall release control of any security interest in the Collateral perfected by control and Lender shall send Borrower a statement terminating any financing statement filed against the Collateral.

11.5. Waivers by Lender. Neither any failure nor any delay on the part of Lender in exercising any right, power or remedy hereunder, under any of the Loan Documents or under applicable law shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.6. Lender’s Setoff. Lender shall have the right, in addition to all other rights and remedies available to it, following an Event of Default, to set off against any Obligations due Lender, any debt owing to Borrower by Lender, including, without limitation, any funds in any checking or other account now or hereafter maintained by Borrower at Lender. Borrower hereby confirms Lender’s right to banker’s lien and setoff, and nothing in this Agreement or any of the Loan Documents shall be deemed a waiver or prohibition of Lender’s right of banker’s lien and setoff.

11.7. Modifications. No modifications or waiver of any provision of this Agreement or any of the Loan Documents, and no consent by Lender to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.8. Notices. Any notice or other communication in connection with this Agreement, if by registered or certified mail, shall be deemed to have been given when received by the party to whom directed, or, if by mail but not registered or certified, when deposited in the mail, postage prepaid, provided that any such notice or communication shall be addressed to a party hereto as provided below (or at such other address as such party shall specify in writing to the other parties hereto):

If to Borrower:

ADDVANTAGE TECHNOLOGIES GROUP, INC.
1221 East Houston Street
Broken Arrow, OK  74012
Attention:  Scott Francis, Chief Financial Officer

If to Lender:

BANK OF OKLAHOMA, N.A.
P.O. Box 2300
Tulsa, OK  74172
Attention:  Matt Crew, Senior Vice President

Notwithstanding anything to the contrary, all notices and demands for payment from Lender actually received in writing by Borrower shall be considered to be effective upon receipt thereof by Borrower regardless of the procedure or method utilized to accomplish such delivery thereof to Borrower.

11.9. Applicable Law and Consent to Jurisdiction. The performance and construction of this Agreement and the Loan Documents shall be governed by the internal laws of the State of Oklahoma. Borrower agrees that any suit, action or proceeding instituted against Borrower with respect to any of the Obligations, the Collateral, this Agreement or any of the Loan Documents may be brought in any court of competent jurisdiction located in the State of Oklahoma. By its execution hereof, Borrower hereby irrevocably waives any objection and any right of immunity on the ground of venue, the convenience of the forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom. Borrower hereby irrevocably accepts and submits to the jurisdiction of the aforesaid courts in any such suit, action or proceeding.

11.10. Survival: Successors and Assigns. All covenants, agreements, representations and warranties made herein and in the Loan Documents shall survive the execution and delivery hereof and thereof, shall survive Closing and shall continue in full force and effect until all Obligations have been paid in full, there exists no commitment by Lender which could give rise to any Obligations and all appropriate termination statements have been filed terminating the security interest granted Lender hereunder. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. In the event that Lender assigns the Note, this Agreement and/or its security interest in the Collateral, Lender shall give written notice to Borrower of any such assignment. All covenants, agreements, representations and warranties by or on behalf of Borrower which are contained in this Agreement and the Loan Documents shall inure to the benefit of Lender, its successors and assigns. Borrower may not assign this Agreement or any of its rights hereunder without the prior written consent of Lender.

11.11. Severability. If any term, provision or condition, or any part thereof, of this Agreement or any of the Loan Documents shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement and the Loan Documents shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

11.12. Merger and Integration. This Agreement and the attached Schedules (if any) contain the entire agreement of the parties hereto with respect to the matters covered and the transactions contemplated hereby, and no other agreement, statement or promise made by any party hereto, or by any employee, officer, agent or attorney of any party hereto, which is not contained herein shall be valid or binding.

11.13. WAIVER OF JURY TRIAL. BORROWER HEREBY (a) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (b) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LENDER AND BORROWER MAY BE PARTIES, ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO THE BORROWER-LENDER RELATIONSHIP BETWEEN THE PARTIES. IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS AGREEMENT. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. LENDER IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND BORROWER AND LENDER, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY. BORROWER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF ITS OWN FREE WILL, AND/OR THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

11.14. JURISDICTION AND VENUE.  ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT AND OTHER LOAN DOCUMENTS MAY BE INSTITITED IN ANY STATE OR FEDERAL COURT SITTING IN TULSA, OKLAHOMA, AS THE LENDER MAY ELECT, AND BY EXECUTINO AND DELIVERY OF THIS AGREEMENT, THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION (BOTH SUBJECT MATTER AND PERSON) OF EACH SUCH COURT AND IRREVOCABLEY AND UNCONDITIONALLY WAIVES (I) ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE IN ANY OF SUCH COURTS AND (II) ANY CLAIM THAT ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

11.15. USA Patriot Act Notification.  The Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance therewith.

11.16. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument.

11.17. Headings. The headings and sub-headings contained in the titling of this Agreement are intended to be used for convenience only and shall not be used or deemed to limit or diminish any of the provisions hereof.

11.18. Recitals. The Recitals hereto are hereby incorporated into and made a part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[Signature page follows]

"Borrower"

ADDVANTAGE TECHNOLOGIES GROUP, INC.,
an Oklahoma corporation

By           /s/ Scott A. Francis
Scott A. Francis, Vice President, Chief Financial Officer and Chief Accounting Officer

“Lender”

BANK OF OKLAHOMA, N.A.

By           /s/ Matt Crew
Matt Crew, Senior Vice President

RATIFICATION OF GUARANTY

As inducement for the Lender to enter into the Amended and Restated Revolving Credit and Term Loan Agreement  dated effective November 30, 2010 to which this Ratification is affixed, the undersigned Guarantors each (i) agrees to this Amendment, (ii) ratifies and confirms the Guaranty, (iii) confirms that, after giving effect to the amendments provided for herein, the Guaranty shall continue in full force and effect, and (iv) represents that each representation and warranty set forth therein remains true and correct as of the date hereof, except to the extent they relate to a specific time.  This Ratification may be executed in multiple counterparts.

ADDVANTAGE TECHNOLOGIES GROUP OF MISSOURI, INC.,
a Missouri corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

ADDVANTAGE TECHNOLOGIES GROUP OF NEBRASKA, INC.,
a Nebraska corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

ADDVANTAGE TECHNOLOGIES GROUP OF TEXAS, INC.,
a Texas corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

NCS INDUSTRIES, INC.,
a Pennsylvania corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

TULSAT CORPORATION,
an Oklahoma corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

TULSAT-ATLANTA, L.L.C.,
an Oklahoma limited liability company

By           ADDvantage Technologies Group, Inc.,
Its sole member and manager

By           /s/ Scott A. Francis
Scott A. Francis, Vice President, Chief Financial Officer and Chief Accounting Officer

TULSAT-PENNSYLVANIA, L.L.C.,
a Pennsylvania limited liability company

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

RATIFICATION OF COLLATERAL DOCUMENTS

As inducement for the Lender to enter into the Amended and Restated Revolving Credit and Term Loan Agreement (“Loan Agreement”) dated effective November 30, 2010 to which this Ratification is affixed, the undersigned grantors each hereby (i) agrees to this Amendment, (ii) ratifies and confirms each Collateral Document to which it is a party, (iii) ratifies and agrees that each Collateral Document secures payment of the  Obligation defined in the Loan Agreement due and owing by Borrower to Lender, (iv) confirms that, after giving effect to the amendments provided for herein, the collateral Documents shall continue in full force and effect, and (v) represents that each representation and warranty set forth therein remains true and correct as of the date herein, except to the extent they relate to a specific time. This Ratification may be executed in multiple counterparts.

ADDVANTAGE TECHNOLOGIES GROUP, INC.,
an Oklahoma corporation

By           /s/ Scott A. Francis
Scott A. Francis, Vice President, Chief Financial Officer and Chief Accounting Officer

ADDVANTAGE TECHNOLOGIES GROUP OF MISSOURI, INC.,
a Missouri corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

ADDVANTAGE TECHNOLOGIES GROUP OF NEBRASKA, INC.,
a Nebraska corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

ADDVANTAGE TECHNOLOGIES GROUP OF TEXAS, INC.,
a Texas corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

NCS INDUSTRIES, INC.,
a Pennsylvania corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

TULSAT CORPORATION,
an Oklahoma corporation

By           /s/ Scott A. Francis
Scott A. Francis, Secretary/Treasurer

TULSAT-ATLANTA, L.L.C.,
an Oklahoma limited liability company

By           ADDvantage Technologies Group, Inc.,
Its sole member and manager

By           /s/ Scott A. Francis
Scott A. Francis, Vice President, Chief Financial Officer and Chief Accounting Officer

Schedule "1.6"

(Borrowing Base Certificate)

Schedule "1.50"

($7,000,000 Line Note)

Schedule "5.6"

(Litigation)

Schedule "5.19"

(Environmental Compliance)

Schedule "6.1.2"

(Compliance Certificate)

Schedule "7.1"

(Debt)